BeiGene Announces that the Phase 3 Trial of Tislelizumab Combined with Chemotherapy in Patients with First-Line Non-Squamous Non-Small Cell Lung Cancer Met the Primary Endpoint of Progression-Free Survival at Interim Analysis
BEIJING, China, and CAMBRIDGE, Mass., April 13, 2020 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biotechnology company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced that the Phase 3 trial evaluating its anti-PD-1 antibody tislelizumab in combination with pemetrexed and platinum chemotherapy for the first-line treatment of patients with non-squamous non-small cell lung cancer (NSCLC) met its primary endpoint, demonstrating a statistically significant improvement in progression-free survival (PFS) compared to pemetrexed and platinum chemotherapy alone at the planned interim analysis, as assessed by independent review committee (IRC). The safety profile of tislelizumab in combination with pemetrexed and platinum chemotherapy was consistent with the known risks of each study treatment, and no new safety signals were identified.
“We are excited to announce the positive outcome in the interim analysis of this Phase 3 study of tislelizumab in first-line non-squamous NSCLC, following the positive interim analysis in first-line squamous NSCLC earlier this year,” said Yong (Ben) Ben, M.D., Chief Medical Officer, Immuno-Oncology at BeiGene. “These results add to our growing body of evidence demonstrating the efficacy and safety of tislelizumab for the treatment of advanced cancers. We look forward to continuing to evaluate tislelizumab in more than 25 studies, including 15 potentially registration-enabling trials.”
BeiGene plans to discuss its plans for filing a supplemental new drug application (sNDA) for tislelizumab as a first-line treatment for non-squamous NSCLC with the Center for Drug Evaluation (CDE) at the National Medical Products Administration (NMPA) in China and present detailed data at upcoming medical conferences.
This trial (NCT03663205, known as BGB-A317-304) is a Phase 3, open-label, multi-center, randomized trial investigating tislelizumab (200mg every three weeks) combined with pemetrexed and investigator’s choice of platinum (either carboplatin or cisplatin) versus pemetrexed and platinum alone in patients with previously untreated stage IIIB or stage IV non-squamous NSCLC and with no EGFR mutations or ALK translocations. The primary endpoint is PFS as assessed by IRC. Key secondary endpoints included overall survival and safety. The study began enrollment in July 2018, and 334 patients were randomized 2:1 to receive tislelizumab in combination with chemotherapy or chemotherapy alone.
“NSCLC is a debilitating disease that comprises approximately 85 percent of lung cancer cases globally. It is estimated that approximately 60 percent of lung cancer diagnoses are made when the disease is in advanced stages and patients need more treatment options. The positive outcome at interim analysis for tislelizumab in this study and in other clinical trials, including for first-line squamous NSCLC, demonstrate that it is a promising option for people living with this advanced cancer,” said Shun Lu, M.D., Professor at Shanghai Chest Hospital, Jiao Tong University and lead investigator for the trial.
About Non-Small Cell Lung Cancer
In contrast to most Western countries where lung cancer death rates are decreasing, the lung cancer incidence rate is still increasing in China.12 In 2018, there were approximately 770,000 new cases of lung cancer in China and it is the leading cause of cancer-related death in both men and women, with approximately 690,500 deaths.3 Non-small cell lung cancer (NSCLC) comprises the most common form of lung cancer in China4.
About Tislelizumab
Tislelizumab (BGB-A317) is a humanized IgG4 anti–PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells. Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers.
Tislelizumab is approved by the China National Medical Products Administration (NMPA) as a treatment for patients with classical Hodgkin’s lymphoma who received at least two prior therapies and for patients with locally advanced or metastatic urothelial carcinoma (UC) with PD-L1 high expression whose disease progressed during or following platinum-containing chemotherapy or within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy.
Currently, 15 potentially registration-enabling clinical trials are being conducted in China and globally, including 11 Phase 3 trials and four pivotal Phase 2 trials.
Tislelizumab is not approved for use outside of China and is not approved to treat non-small cell lung cancer.
About BeiGene
BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 3,500+ employees in China, the United States, Australia, and Europe are committed to expediting the development of a diverse pipeline of novel therapeutics for cancer. We currently market two internally-discovered oncology products: BTK inhibitor BRUKINSA™ (zanubrutinib) in the United States, and anti-PD-1 antibody tislelizumab in China. We also market or plan to market in China additional oncology products licensed from Amgen Inc., Celgene Logistics Sàrl, a Bristol Myers Squibb (BMS)

company, and EUSA Pharma. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding data from the BGB-A317-304 Phase 3 trial of tislelizumab in patients with previously untreated advanced non-squamous NSCLC and other clinical trials of tislelizumab, the potential implications of clinical data for patients, BeiGene’s plans to discuss data from the BGB-A317-304 trial with the NMPA and present the data at an upcoming medical meeting, and BeiGene's advancement of, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene's limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; and the impact of the COVID-19 pandemic on the Company’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled "Risk Factors" in BeiGene's most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.
1 Jemal A, Bray F, Center MM, et al. Global cancer statistics. CA Cancer J Clin 2011;61:69-90.
2 She J, Yang P, Hong Q, et al. Lung cancer in China: challenges and interventions. Chest 2013;143:1117-26.
3 Feng et al. Cancer Communications (2019) 39:22 https://doi.org/10.1186/s40880-019-0368-6
4 Siegel R, DeSantis C, Virgo K, et al. Cancer treatment and survivorship statistics, 2012. CA Cancer J Clin 2012;62:220-41.
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